USABC
UNITED STATES ADVANCED BATTERY CONSORTIUM LLC

NUMBER: **21-2274-ABC**
Show this number on all shipping and billing documents
DATE OF ORDER: **August 16, 2021**

PURCHASE ORDER

VENDOR:
Attn: Ryan Melsert
American Battery Metals Corp.
930 Tahoe Blvd.
Suite 802-16

Incline Village, Nevada 89451
USA

Tel: 518-428-0178

(Seller) will sell and deliver the supplies and services specified herein in accordance with the terms and conditions hereof.

PROJECT: DE-EE0006250

DELIVERY: April 30, 2024

PAYMENT: Net 30th Prox

DELIVERY:
Type & Place:
FOB Destination
Payment for Transportation:
Prepaid
Routing:
Seller's traffic

SHIP TO:
Renata Arsenault
Ford Motor Company
Energy Storage & Materials Research
Research and Innovation Center
2101 Village Road
Office 1345
Dearborn, MI 48120
USA

Tel: 313-805-5133

VENDOR IS: ☐ SMALL BUSINESS ☐ UNIVERSITY ☐ NON-PROFIT

U.S. Government Funding under Agreement Number: DE-EE0006250 (See Page 4 in Terms & Conditions)

QTY	DESCRIPTION OF SUPPLIES OR SERVICES	UNIT PRICE	TOTAL PRICE
n/a	The recycling technology development program with ABMC will demonstrate a fully domestic supply chain involving cathode developer BASF, cell manufacturer C4V and recycler using ABMC's integrated, zero discharge process train, and no tipping fee model. The $2M program (75/25 cost share - ABMC/USABC) will be executed over a 30 month period according to the work plan detailed in the appended SOW dated 7-12-2021. (USABC RFPI-American Battery Metals Corp.-SOW 7-12-2021.pdf). ABMC will demonstrate their process' ability to recover battery grade metal sulfates and lithium hydroxide, which will be provided to BASF for precursor synthesis. BASF will fabricate precursor and cathode using a range of recycled / virgin ratios, including control lots of 100% virgin materials. These lots will be provided to C4V, and made into 2 Ah cells for USABC evaluation. C4V is embedded in DOE Frontier Research Center NECCESS in Binghamton NY, and will lead cell fabrication and testing work for the program. The domestic closed loop model aims to reduce total cell cost by $10/kWh. by substantially reducing sourcing costs of the key metals for the cathode manufacturer.	$2,000,000.00	$2,000,000.00

continued...

REQUESTOR:
Renata Arsenault
Ford Motor Company
Energy Storage & Materials Research
Research and Innovation Center
2101 Village Road
Office 1345
Dearborn, MI 48120
USA

Tel: 313-805-5133

INVOICE TO:
U. S. Advanced Battery Consortium LLC
c/o Bucciero and Associates
1050 Wilshire Ste. 115
Troy, MI 48084

APPROVED:
August 16, 2021

NUMBER: **21-2274-ABC**

Show this number on all shipping and billing documents

PURCHASE ORDER Continued

QTY	DESCRIPTION OF SUPPLIES OR SERVICES	UNIT PRICE	TOTAL PRICE
n/a	...continued		
	Gross purchase order:		$2,000,000.00
	Less supplier cost share @75%:		($1,500,000.00)
	Net purchase not to exceed:		**$500,000.00**

USABC Purchase Order Terms and Conditions

1. OFFER, ACCEPTANCE AND MODIFICATION - This order is an offer to Seller by Buyer to enter into the agreement it describes and it shall be the complete and exclusive statement of such agreement. Seller shall accept the offer in writing or by beginning work hereunder. Modifications proposed by Seller are not part of the agreement in the absence of Buyer's written acceptance.
2. CHANGES – Buyer at any time by written order may change the work of this order, including the specifications, statement of work, number and design of prototypes and delivery dates. Any such change order will be effective when accepted by seller, either by written response or by continuing to perform under this order. If any such change affects cost or timing, Buyer shall adjust price and delivery schedules equitably. Seller shall not make any change in the work of this order without the written approval of Buyer.
3. SUBCONTRACTING - Seller shall not subcontract any of its substantive obligations under this order without the prior consent of Buyer. In each subcontract of work hereunder, Seller shall obtain from the subcontractor the same obligations and rights and licenses for Buyer and Buyer Affiliated Companies as are provided by Seller under this Order. A Buyer Affiliated Company is USCAR LLC, its three Member companies, and any entity or division of a Member, present or future, in which one of the Members owns fifty percent or more of its voting stock or equity.
4. TITLE AND BAILED PROPERTY –

   (a) Any documents and articles produced or acquired by Seller under this order, but not (i) intellectual property rights or (ii) material or equipment under $5000 in value, shall become the property of Buyer immediately upon production or acquisition.

   (b) Unless otherwise specified, Seller bears all responsibility for loss and damage to all documents and articles owned by Buyer and possessed by Seller, including responsibility for loss and damage which occur despite Seller's exercise of reasonable care, but excluding normal wear and tear. Seller shall (1) properly house and maintain such documents and articles on Seller's premises, (2) mark them "Property of USABC", (3) refrain from commingling them with the property of Seller or with that of a third party, and (4) maintain them as personal property. Buyer shall have the right to enter Seller's premises at reasonable time to inspect the documents and articles and pertinent records. Upon completion of the work of this order, Seller shall advise Buyer of those documents and articles produced or acquired hereunder which remain in Seller's possession.

   (c) At Buyer's request, Seller immediately shall deliver the documents and articles to Buyer or a carrier selected by Buyer, at Buyer's option F.O.B. carrier Seller's facility or F.O.B. Buyer's facility freight collect, properly packed and marked in accordance with the requirements of the carrier and Buyer. In the event that Buyer requests scrapping of the documents or articles, Seller shall destroy the specified documents and articles or mutilate them to the point of usefulness only as raw materials. Seller may sell the materials resulting from such mutilation only to another who agrees to use them only as raw materials. Seller may delegate to a responsible third party its duties regarding the destruction or mutilation of such documents and articles, but delegation does not relieve Seller from responsibility for such duties and Seller must monitor the performance of the third party.
5. BLANKET ORDER RELEASES - If this purchase order specifies that the services to be performed shall be designated by release, Seller shall perform services only as authorized in releases issued to Seller by Buyer. Any specific requirements concerning scheduled milestones, delivery dates or progress reporting must be met by Seller prior to payment by Buyer, including progress payments.
6. INVOICES AND PAYMENT –

   (a)Unless otherwise specified in the Statement of Work, invoices will be sent monthly to the designated "Invoice to" section of this purchase order, in accordance with all of Buyer's associated terms and conditions.

   (b) If this order specifies prices on an other-than-fixed price basis, Buyer's payment obligation shall be calculated only from the direct labor and direct materials expended by Seller on the work hereof at rates specified in this order. Such rates shall be deemed to include adequate allowances for all other costs and charges. Work shall be at straight-time rates unless Buyer approves higher rates in writing in advance. For these purposes, direct labor consists of actual hours spent pursuant to this order by qualified persons whose classifications are listed in this order and who are not otherwise compensated for such hours, and direct materials are those items that become part of the supplies delivered to Buyer.

   (c) Each invoice of an other-than-fixed price order shall specify the amount of direct labor for each rate, the amount of direct materials, and other appropriate data requested by Buyer. Seller shall establish an accounting system that enables ready identification of the foregoing data. Buyer may audit Seller's records at any time prior to two years after final payment under an other-than-fixed price order to verify Buyer's payment obligation to Seller. If an audit, or other action is started prior to the expiration of audit retention requirements, records of Seller and Seller's subcontractors must be retained until all issues arising out of the action are resolved.
7. WARRANTY - Seller expressly warrants that all goods or services covered by this order will conform to the specifications furnished to or by Buyer, and will be merchantable, of good material and workmanship and free from defect. In addition, Seller acknowledges that Seller knows of Buyer's intended use and expressly warrants that all goods covered by this order which have been selected, designed, manufactured, or assembled by Seller, based upon Buyer's stated use, will be fit and sufficient for the particular purposes intended by Buyer.
8. TECHNICAL INFORMATION DISCLOSED TO BUYER - Seller agrees not to assert any claim other than a claim for patent infringement against Buyer and Buyer Affiliated Companies with respect to any technical information which Seller shall have disclosed to or may hereafter disclose to Buyer in connection with the goods or services covered by this purchase order.
9. PATENT INFRINGEMENT - Seller at its expense shall investigate and defend or otherwise handle, or at Buyer's option provide all reasonable assistance to Buyer in Buyer's investigation, defense or handling of, every claim that may be brought against Buyer and Buyer Affiliated Companies, or others that use documents and articles delivered under this Order on behalf of any of them, for any alleged infringement of any present or future patent, copyright, industrial design right or other proprietary right based on Seller's work hereunder or the sale or use of the documents or articles (1) alone, (2) in combination by reason of their content, design or structure, or (3) in combination in accordance with Seller's recommendations. Seller's obligations shall apply even though Buyer furnishes all or any portion of the design and specifies all or any portion of the processing. Seller shall pay all expenses and damages that Buyer and Buyer Affiliated Companies and others using the documents or articles on behalf of Buyer may sustain by reason of each such claim.
10. INDEMNITY – To the extent permitted by the laws, including the laws governing claims against government agencies and instrumentalities, of the state in which Seller is organized, seller shall hold harmless Buyer and Buyer Affiliated Companies, and the directors and employees of all of them, from all claims, liabilities, losses, damages or other expenses, including legal fees, which arise from Seller's use of Buyer's property on or off Buyer's premises and which are for actual or alleged (a) injury to any person, (b) damage to any property, (c) economic loss, or (d) violation of any law, ordinance, or regulation, except when such expenses are attributable to the sole negligence or sole and willful misconduct of Buyer and Buyer Affiliated Companies, or the directors and employees of any of them.

(Continued on page 2)

USABC Purchase Order Terms and Conditions, Continued

11. TERMINATION AT OPTION OF BUYER –

(a) Buyer may terminate its purchase obligations hereunder, in whole or in part, at any time, by a written notice of termination to Seller. Buyer shall have such right of termination notwithstanding the existence of an excusable delay of Section 14.

(b) Upon receipt of the notice of termination, Seller unless otherwise directed by Buyer shall (1) terminate promptly all work under this order, (2) transfer title and deliver to Buyer the finished work, the work in process and the parts and materials which Seller produced or acquired in accordance with this purchase order and which Seller cannot use in producing goods for itself or for others, (3) settle all claims by subcontractors (if any) for actual costs that are rendered unrecoverable by such termination, and (4) take actions reasonably necessary to protect property in Seller's possession in which Buyer has an interest.

(c) Upon termination by Buyer under this Section, Buyer's obligation to Seller shall be:

(1)the purchase order price for all finished work and completed services which conform to the requirements of the order, (2) Seller's reasonable actual cost of the work in process and parts and materials transferred to Buyer in accordance with subsection (b) (2) hereof, (3) Seller's reasonable actual cost of settling the claims by subcontractors of subsection (b) (3) hereof but not in excess of the obligation Seller would have had to the subcontractor in the absence of termination, and (4) Seller's reasonable actual cost of carrying out its obligations of subsection (b) (4) hereof. Buyer's obligations upon termination under this Section shall not exceed the obligation Buyer would have had to Seller in the absence of termination.

(d) Within two months after the date of termination, Seller shall furnish to Buyer its termination claim which shall consist exclusively of the items of Buyer's obligation to Seller that are listed in subsection (c) hereof. Seller must allow Buyer, Buyer's qualified third party, or anyone with claims through Buyer to audit Seller's records with respect to this purchase order, before or after payment, to verify amounts requested in Seller's termination claim.

(e) Buyer shall have no obligation to Seller if Buyer terminates its purchase obligations of this purchase order because of default by Seller.

12. COMPLIANCE WITH LAW - Seller shall comply with federal, state and local laws, rules, regulations, ordinances and executive orders applicable to Seller's performance of its obligations under this order. Contract clauses required by the Government in such circumstances are incorporated herein by reference.

13. ENDORSEMENTS - Seller shall not for a period of sixty (60) days from the effective date of this purchase order ,without first obtaining the written consent of Buyer, advertise the fact that the parties have entered into this purchase order. Furthermore, Seller shall not use any trademarks or trade names of Buyer in Seller's advertising or promotional materials except as required by federal, state, or local laws, executive orders, rules, regulations, ordinances, governmental authorities and agencies.

14. EXCUSABLE DELAYS - Neither Buyer nor Seller shall be liable for a failure to perform that arises from causes or events beyond its reasonable control and without its fault or negligence, including labor disputes of any kind. Seller's delivery obligations are not impaired by an excusable delay of this Section.

15. INTERPRETATION AND DISPUTES - This order shall be governed by the laws of the State of Michigan. If a contractual dispute cannot be resolved by mutual agreement, litigation on contractual causes arising from the order shall be brought only in a federal District Court located in Michigan or in a court of the State of Michigan, except that any such litigation against a Seller which is an agency or instrumentality of a state other than Michigan shall be brought only in a Federal or State court located in the state where Seller is organized and/or resides.

16. PRECEDENCE - This Order is governed, in declining order of precedence, by (1) the applicable terms of a US Government funding agreement, if any, (see Addendum Art VIII - XIII) (2) the terms on the front of the Order and any continuation pages thereof, (3) the terms in the Addendum to this Order, if applicable, (4) these USABC Purchase Order Terms and Conditions, Articles 1 through 15, and (5) the incorporated Statement of Work.

PURCHASE ORDER ADDENDUM – R& D WORK and GOVERNMENT FUNDED WORK

When the Statement of Work of this Order requires the performance of R&D services, the following Articles I through VII are included in this Order:

I. INFORMATION AND DATA –

(a) Except as provided in Art. III below, Seller shall furnish to Buyer or another party designated by Buyer, without restrictions of use or disclosure, all information and data developed or acquired in the performance of work and required to be delivered hereunder.

(b) All designs, inventions, and improvements which Seller makes in the course of Seller's activities hereunder and any patents and/or copyrights received by Seller thereon shall be the property of Seller provided that Seller agrees to contribute at least fifty percent (50%) of the total cost of the work hereunder; otherwise all such designs, inventions and improvements which Seller makes, solely or jointly with Buyer, in the course of Seller's activities hereunder and any patents or copyrights received by Seller, solely or jointly with Buyer, thereon shall be the property of Buyer and, in such case, Seller shall execute or have executed any papers and provide assistance as may be necessary to perfect ownership thereof in Buyer. In addition, **if Seller does not contribute at least fifty percent (50%) of the total cost of the work hereunder:** (1) at Buyer's request Seller shall furnish to Buyer, on reasonable terms and conditions, all other information and data of Seller which Buyer deems necessary to understand and apply the information and data of the above paragraph (a), (2) Seller hereby grants to Buyer and Buyer Affiliated Companies designated by Buyer, a nonexclusive, paid- up, worldwide, irrevocable license to make, have made, use, have used, sell, offer to sell and import under, and to copy, modify, use, distribute, and prepare derivative works under, any intellectual property rights owned or controlled by Seller which cover any application of the technology embodied in the information or data Seller acquires or develops in the course of Seller's activities hereunder, and (3) during the term of this Purchase Order, Seller agrees to secure pre-publication approval from Buyer of proposed publication of information developed under this Purchase Order.

(c) In the event that Seller is unwilling or unable to manufacture the product substantially developed in the course of Seller's activities hereunder, at Buyer's request Seller shall negotiate in good faith with manufacturers that are designated by the Buyer in collaboration with the Seller for issuance of one or more royalty-bearing licenses under Seller's intellectual property rights for the purpose of commercialization in all automotive applications of such product. Such license shall be granted by the Seller upon terms that are reasonable under the circumstances.

(d) For a period of five (5) years from the date hereof, Seller shall use reasonable care to prevent disclosing to others and shall not use on behalf of others (1) the technical information and data furnished by Buyer or developed or acquired by Seller in the performance of work hereunder, and (2) information relating to any portion of Buyer's business that Seller may acquire in the course of Seller's activities hereunder. This obligation shall not apply to information that is or becomes publicly known through no fault of Seller.

(e) Seller must provide to Buyer no less than 30 days advance written notice of publication, including publication in student theses or dissertations, that discloses subject matter that Seller develops or acquires in the work under this Order.

(f) To the extent required by 35 USC 200-212 (the Bayh-Dole Act) a Seller who is a Small Business, University, or Non-Profit Entity will be deemed to have contributed at least 50% of the total cost of the work hereunder, and will be entitled to the intellectual property rights provided by the Bayh-Dole Act.

II. MOST FAVORED CUSTOMER - If Seller and Buyer complete the work ordered hereunder and if Buyer and Buyer Affiliated Companies designated by Buyer, elect to purchase from the Seller any item substantially developed hereunder, Seller shall sell such item to Buyer and such Buyer Affiliated Companies at prices that are no less favorable to the purchaser than those then currently given to any other customer for essentially a similar product in similar quantities and under essentially similar terms and conditions. If Seller later reduces the price to other customers for essentially the similar product in similar quantities and under essentially similar terms and conditions, Seller will reduce correspondingly the price to Buyer and Buyer Affiliated Companies. Seller shall include this obligation in any license granted by Seller in the technology developed hereunder. The obligation under this paragraph shall be for a period of five (5) years.

III. EXPORT CONTROL COMPLIANCE - Seller recognizes that export control regimes limit or prohibit the transfer of covered technology to foreign nationals, including non-US nationals living or working within the United States. Buyer may wish to employ foreign nationals in positions in which they may come in contact with Seller's reports, or other contract documentation, information or deliverables. To avoid inadvertent export or deemed export of covered technology, Seller agrees to: (1) establish and maintain internal controls and procedures adequate to insure accurate determination by Seller of whether and when Seller's technology falls within the ranges and definitions subject to export control; (2) promptly inform Buyer's contract administrator of any instance in which technology funded by this order, or otherwise relevant to performance of this order, falls, or can be expected to fall, within a controlled regime; (3) absolutely refrain from reporting technical detail which is or may be subject to export control to Buyer or any of Buyer's representatives, either orally, or in writings or presentations, or in the form of contract deliverables, without first receiving written consent from Buyer. Any such written consent will include the procedures that will be undertaken by Buyer in the circumstances to prevent any export or deemed export by Buyer following such transfer. In the event Buyer wishes to receive a deliverable or report which contains or likely may contain covered technology, Buyer will identify to Seller the individual(s) who may receive the deliverable or report on Buyer's behalf and Seller will make delivery of the covered technology only to those individuals and not to other representatives of Buyer. Any penalty, fine, expense (including reasonable attorneys' fees) or liability incurred by Buyer as a result of violation(s) of the U.S. export control laws or regulations or this clause by Seller will be promptly reimbursed by Seller.

IV. ENGINEERING DRAWINGS - Any engineering drawings Seller is required to prepare and furnish to Buyer shall conform with standards to be provided by Buyer.

V. PERFORMANCE – Where this PO is solely for R&D services, Art 7 Warranty is deleted. The Seller shall perform the tasks and provide deliverables on the schedule specified in the incorporated Statement Of Work and agrees to use its best efforts to meet and attempt to exceed the technical goals of the program.

VI. TESTING/COST ANALYSIS – Seller agrees to perform any and all testing and cost analysis of batteries and ultracapacitors and the resultant reporting in accordance with the structure and standards outlined in the USABC Battery and Ultracapacitor Test Procedures Manuals and in the USABC Cost Model Manual.

VII. Reserved.

When the front of this Order states that the work done under this Order is funded by the United States Government the following Articles VIII through XIII are included in this Order:

VIII. INVOICE AND PAYMENT -

(a) This purchase order is issued as a result of business arrangements by and between Buyer and an agency of the Government, e.g., under an active Cooperative Agreement in conjunction with the United States Department of Energy (DOE). As such, all costs incurred by Seller and invoiced to Buyer under this purchase order must be allocable and allowable in accordance with provisions of the Federal Acquisition Regulation (FAR) at 48 CFR part 31 and 10 CFR part 600 (http://ecfr.gpoaccess.gov) or other applicable regulation, see Art. X III(c). Buyer's payment obligation is limited to the provisions of Buyer's agreement with the applicable Government agency. Unless otherwise required by Government regulations implemented in provisions of this Order, indirect costs will be determined in accordance with Generally Accepted Accounting Principles consistently applied. Seller will issue its invoices for completed milestones or deliverables, specifying the full amount of direct labor, direct material, indirect costs and other appropriate data requested by and at the direction of Buyer and submitted in a form acceptable to Buyer. Unless under a fixed price arrangement, or otherwise indicated in writing by Buyer, straight-time direct labor rates at actual hours incurred, direct material, indirect costs, or other applicable cost incurred by Seller, will be invoiced by Seller at those rates specified by Seller's supporting statement of work and/or quote under this purchase order. Seller shall provide written notice to Buyer when work performed reaches eighty (80%) percent of the maximum price, if any, specified in this purchase order.

(b) Where applicable, Buyer intends to capture as an in-kind contribution all allocable and allowable costs incurred by or on behalf of Seller under this order. Costs contributed by Seller may not be charged to Buyer or the Government under any other grant, cooperative agreement or contract or funded under any other Government agreement.

(c) Seller shall establish an accounting system that enables ready identification of required cost data records. Seller must allow Buyer and anyone with rights through Buyer to audit Seller's records at any time with respect to this purchase order. Seller and Seller's subcontractors must meet applicable record retention requirements after final payment and any other audit requirements under 10 CFR part 600 (http://ecfr.gpoaccess.gov). If any audit, litigation or other action is started prior to the expiration of audit retention requirements, records of Seller and Seller's subcontractors must be retained until all issues arising out of the action are resolved.

(d) Before payment of final invoice by Buyer, Seller shall, unless otherwise directed by Buyer, provide the items necessary for contract closeout, including, but not limited to a final technical report, Property Certification and Patent Certification.

IX. PUBLICATION - Publication by Seller of information developed under this Purchase Order will be governed by the publication provisions of the Cooperative Agreement. Any such publication will contain the acknowledgement and disclaimer statements set forth in the aforementioned provisions. During the term of this Purchase Order, Seller agrees to give Buyer a copy of proposed publications at least thirty (30) days prior to publication. Any news release, public announcement, advertisement, or publicity released by either party concerning this Purchase Order and work done pursuant to this Order will give full consideration and credit to the roles of both parties and DOE and further shall be subject to (a) all restrictions regarding publicity imposed by DOE and (b) prior mutual approval by both parties hereto. Any public statements, press releases, RFP, or other documents describing this program funded in part with Federal money must clearly state (1) the percentage of the total cost of the program funded by the US Government, (2) the dollar amount of Federal contribution being described, and (3) the percentage and dollar amount of the total costs of the program that will be funded by non-Federal sources.

Seller shall not, for a period of sixty (60) days from the effective date of this Purchase Order, without first obtaining the written consent of Buyer, advertise the fact that the parties have entered into this Purchase Order or that Seller has contracted to perform research and development work for Buyer as described in the Statement of Work.

X. INVOLVEMENT by DOE: Seller is advised that the conditions under which the DOE has agreed to fund this program include substantial involvement by the DOE to include technical direction for the program and program elements. Seller agrees that Buyer and DOE may make visits at reasonable times and frequencies to review program accomplishments and management control systems, and provide technical assistance. To the extent provided in the applicable US Government funding agreement, the Government shall have the right to use, duplicate and disclose technical information and data, developed or acquired in the performance of work and required to be delivered hereunder, and to permit others to do so.

XI. NONEXPENDABLE PERSONAL PROPERTY - Title to nonexpendable personal property acquired shall vest in Seller subject to Buyer approval and subject to DOE rights to transfer title in accordance with the requirements of 10CFR 600, or to abandon such property in place. None of the funds contributed by the parties pursuant to this Purchase Order may be expended for buying real estate.

XII. THIRD PARTY BENEFICIARY - If this Order is funded by the DOE Seller acknowledges and agrees that the DOE is an intended third party beneficiary of the terms and conditions of this purchase order, particularly with respect to those provisions dealing with compliance with law, regulation, warranty and indemnification and DOE shall have the right to enforce these terms directly against Seller in its own name. Furthermore, to the extent Seller has been paid more than any amount to which it is entitled under the purchase order, the DOE shall have the right to collect directly from Seller the DOE's share of such overpayments, plus any fees, interests or costs permitted by law or regulation.

XIII. OTHER TERMS -

a) This purchase order is issued subject to the DOE Cooperative Agreement identified on the front page of this purchase order. In the event of a conflict between the terms of this purchase order and the Cooperative Agreement, the Cooperative Agreement controls.

b) All terms and conditions required by the Agreement cited in Art. XIII (a) to be included in this subcontract are hereby included and incorporated by reference. Seller is advised to refer to DOE regulations regarding Nondiscrimination in Federally Assisted Programs (10 CFR 1040). Failure to comply with the reporting and other requirements of the Cooperative Agreement can result in forfeiture of patent rights and other serious penalties. DOE requires that any invention first conceived or reduced to practice by Seller under this purchase order must be promptly reported to Buyer or directly to DOE with notice to Buyer, in no event later than six months after the event and in all cases prior to publication or filing. In addition, DOE requires notification to Buyer or directly to DOE with notice to Buyer of submission of any patent application and notice of any patent issuance under this purchase order.

c) The Office of Management and Budget ("OMB") Circular A-110 applies to Seller. If Seller is a non-profit organization (other than an educational institution), OMB Circular A-122 applies to Seller. If Seller is an educational institution, OMB Circular A-21 applies to Seller. If the amount of this purchase order exceeds $25,000, then Seller is subject to Department of Energy regulations. If the amount of this purchase order exceeds $100,000, this purchase order and Seller are subject to Department of Energy regulations located at 10 CFR Part 601, regarding restrictions on lobbying. Seller must submit to buyer a completed "Disclosure of Lobbying Activities" form, Appendix B to 10 CFR Part 601, within 15 days following the end of any calendar quarter in which an event occurs that must be disclosed. Seller will require any subcontractor under this purchase order to comply with this provision. Seller must provide copies to Buyer of any disclosures received from Sellers subcontractors.

d) Seller must allow DCAA, a third party accounting firm selected by Buyer, or anyone with rights through Buyer to audit Seller's records with respect to this purchase order. Seller must retain those records for 3 years following final judgment under this purchase order in accordance with and for such periods as stated in 10CFR, Part 600.342 "Retention and access requirements for records".

e) Article 9 of the USABC Purchase Order Terms and Conditions PATENT INFRINGEMENT, is deleted when the US Government funding agreement contains the FAR Clause Authorization and Consent.

(Continued on page 5)

f) Seller is prohibited from taking any action to change the project objectives, including the use of additional demonstration sites not included in an Environmental Questionnaire previously submitted to Buyer or the DOE under the National Environmental Policy Act of 1969 (NEPA) with notice to Buyer, without the prior written authorization of Buyer.
g) Seller shall immediately notify Buyer of the occurrence of any of the following events: (i) Seller or Seller's parent's filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) Seller consent to the institution of an involuntary case under the Bankruptcy Act against Seller or Seller's parent; (iii) the filing of any similar proceeding for or against Seller or Seller's parent or its consent to, the dissolution, winding-up or readjustment of Seller's debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over Seller, under any other applicable state or federal law ;(iv) Seller's insolvency due to inability to pay debts generally as they become due or (v) Seller's filing of a report with the SEC or receipt of an audit report, either such report stating or otherwise indicating that substantial doubt exists with regard to Seller's or Seller's parent's ability to continue as a going concern. Such notification shall be in writing and shall: specifically set out the details of the occurrence of an event referenced in this paragraph, provide the facts surrounding that event; and provide the impact such event will have on this purchase order.
h) Seller shall immediately notify Buyer if any of their direct labor costs under this purchase order are not incurred within the United States.
i) This purchase order is issued subject to the applicable provisions of Appendix B to Subpart D of 10 CFR Part 600. As such, this purchase order is subject to the applicable provisions of: 1) Equal Employment Opportunity; 2) Copeland "Anti-Kickback" Act ; 3) Contact Work Hours and Safety Standards Act; 4) Rights to Inventions and Data Made Under a Contract or Agreement; 5) Clean Air Act ; 6) Byrd Anti-Lobbying Amendment; 7) Debarment and Suspension; 8) Davis-Bacon Act.